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                                                                    Exhibit 10.6

                        FIRST AMENDMENT TO BUILDING LEASE
                        ---------------------------------

         This FIRST AMENDMENT TO BUILDING LEASE is entered into this 1/st/ day of January, 2002, by and between the TOWNE SQUARE REALTY, L.L.C., an Illinois Limited Liability Company, (the "Landlord") and PRIVATE BANK AND TRUST COMPANY, (the "Tenant") who hereby mutually covenant and agree as follows:

                                    RECITALS:

         WHEREAS, Landlord and Tenant entered into a Building Lease Agreement (hereinafter the "Building Lease") on August 6, 1999 for the first floor of the building located on the property commonly known as 24 S. 2/nd/ Street, St. Charles, Illinois 60174; and,

         WHEREAS, Landlord and Tenant desire to amend said Lease to provide that the Lease shall cover the entire building in accordance with the terms hereinafter set forth.

         NOW THEREFORE in exchange for good and valuable consideration, the receipt of which is acknowledged by the parties, Landlord and Tenant agree that effective November 1, 2001 the Building Lease is hereby amended as follows:

         1. That in Article 1.1 the definition of the "Leased Premises" is amended from the "first floor of the building located on the property commonly known as 24 S. 2/nd/ Street, in the City of St. Charles, Kane County, Illinois", to "the entire building located on the property commonly known as 24 S. 2/nd/ Street, in the City of St. Charles, Kane County, Illinois.

         2. That in Article 3.2 the monthly Base Rent for the entire "Leased Premises" (which includes the entire building shall be a total of $13,950.50 (i.e. $9,350.50 for the first floor under the original Building Lease, and $4,600 for the additional leased space).

         3. That Article 3.3 is amended to provide that commencing November 1, 2001 Tenant shall be responsible for "100%" as opposed to "66.67%" of the general real estate taxes and "100%" as opposed to "50% of the insurance and common area maintenance and the utility expenses"

         4. That Articles 5.5, 5.6 and 5.7 are modified to provide that Tenant's share of the expenses referenced therein shall be "100%" as opposed "50%".

         5. That Tenant shall have the right to terminate this First Amendment effective the first of any given month by providing 90-days' advanced written notice to Landlord.

         6. In the event that Landlord elects to sell the building in which the Leased Premises are located, Landlord shall first provide Tenant with 30-days advanced written notice of its intent to sell. Within said written notice, Landlord shall include the asking price for the subject property. Tenant shall have 30 days from receipt of said notice to determine whether in fact it desires to acquire the property at the stated price. If Tenant fails to provide Landlord with written notice of its intent to purchase within said 30-day timeframe, then Landlord shall be free to sell the property on the open market.

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     7. Landlord agrees to cooperate with Tenant in Tenant's application for a facade grant from the City of St. Charles for the purpose of defraying the cost of cosmetically improving the rear facade of the Leased Premises.

     Except as modified herein, the Building Lease shall remain in full force and effect.

Executed this 1/st/ day of January, 2002

LANDLORD:                                         TENANT:
TOWNE SQUARE REALTY, L.L.C.                       PRIVATE BANK AND TRUST COMPANY


By:   /s/ John Hoscheit                           By: /s/ Gary Collins
   --------------------------------------             --------------------------
     Member and Authorized Agent                       Vice Chairman

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